                                                                Exhibit 99.1


[MADISON RIVER COMMUNICATIONS LOGO]

For Immediate Release:  May 1, 2003
Contact:   Paul Sunu, Chief Financial Officer at (919) 563-8222 or
           Rick Whitener, Vice President and Treasurer at (919) 563-8374

Bond Ticker: MADRIV
May 1, 2003
Mebane, North Carolina

              MADISON RIVER COMMUNICATIONS ANNOUNCES 2003 FIRST
                   QUARTER FINANCIAL AND OPERATING RESULTS

Mebane, North Carolina - May 1, 2003 - Madison River Communications today announced its financial and operating results for the first quarter ended March 31, 2003.

Highlights
----------
  * Operating income was $12.4 million in the first quarter of 2003 compared to $8.8 million in the first quarter of 2002, an increase of $3.6 million, or 40.4%;
  * Adjusted EBITDA in the first quarter of 2003 was $26.9 million, an increase of $5.7 million, or 26.8%, over the first quarter of 2002;
  * Net loss for the first quarter of 2003 was $2.4 million, a $6.0 million, or 71.8%, improvement over the first quarter of 2002;
  * The Integrated Communications Division (ICD) had Adjusted EBITDA of $1.1 million in the first quarter ended March 31, 2003, a sequential improvement of $0.5 million, or 89.7%, over the fourth quarter of 2002;
  * The Local Telecommunications Division (LTD) had Adjusted EBITDA of $25.8 million and an Adjusted EBITDA margin of 62.2% in the first quarter of 2003; and
  * Adjusted EBITDA in the first quarter of 2003 reflects a one-time gain of $2.7 million from a pension curtailment and the exclusion of $2.1 million in non-cash long-term incentive plan expenses.

2003 First Quarter Results
--------------------------

In the first quarter ended March 31, 2003, Adjusted EBITDA, computed by taking operating income of $12.4 million and adding back depreciation and amortization expenses of $12.4 million and non-cash long-term incentive plan expenses of $2.1 million (1), was $26.9 million. This reflects an increase of $5.7 million, or 26.8%, from the $21.2 million in Adjusted EBITDA reported in the first quarter ended March 31, 2002. The ICD reported an operating loss of $2.6 million, depreciation and amortization expenses of $3.6 million and non-cash long-term incentive plan expenses of $22,000 resulting in Adjusted EBITDA of $1.1 million in the first quarter of 2003 compared to an Adjusted EBITDA loss of $1.0 million in the first quarter of 2002, an improvement of $2.1 million. The LTD, with operating income of $15.0 million, depreciation and amortization expenses of $8.7 million and non-cash long-term incentive plan expenses of $2.1 million, reported Adjusted EBITDA of $25.8 million in the first quarter of 2003 compared to $22.2 million in the first quarter of 2002, an increase of $3.6 million.

Approximately $2.7 million of the $5.7 million increase in Adjusted EBITDA is attributed to a one-time, non-cash gain from a pension curtailment in the first quarter of 2003. The Company's non-contributory, defined benefit pension plan for qualified employees, sponsored by Madison River Telephone Company, was frozen in the first quarter of 2003. As a result of the pension freeze, Statement of Financial Accounting Standards No. 88, Employer's Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits became effective. The curtailment resulted in an immediate net gain of $2.8 million, of which $2.7 million resulted in a reduction in pension expense and $0.1 million in a reduction of capital additions. The gain was recognized in the first quarter of 2003 and allocated between the Company and its affiliates who participate in the plan. Although further accrual of benefits by plan participants is frozen, the Company has a continuing obligation to fund the plan and continues to recognize net periodic pension expense. Approximately $2.1 million of the net gain was recognized as a reduction of expenses in the LTD and $0.6 million as a reduction of expenses in the ICD. Excluding the impact of the pension curtailment gain, consolidated Adjusted EBITDA in the first quarter of 2003 would have increased $3.0 million, or 14.1%, compared to the first quarter of 2002. The remaining increase in Adjusted EBITDA is attributed to lower expenses in both the LTD and the ICD.

Revenues in the first quarter of 2003 were $45.1 million, representing a decrease of $0.8 million, or 1.7%, from $45.9 million reported in the first quarter of 2002. Comparing the first quarter of 2003 to the first quarter of 2002, revenues in the LTD and the ICD were each $0.4 million lower than the prior year. In the first quarter of 2003, revenues in the LTD were $41.5 million and revenues in the ICD were $3.6 million.

The Company incurred a net loss of $2.4 million in the first quarter of 2003 compared to a net loss of $8.4 million in the first quarter of 2002, an improvement of $6.0 million, or 71.8%. The improvement in the consolidated net loss is attributed primarily to a $4.4 million decrease in operating expenses which includes the lower pension expenses from the pension curtailment gain of $2.7 million. The LTD reported net income of $6.9 million in the first quarter of 2003 compared to net income of $2.7 million in the first quarter of 2002, an increase of approximately $4.2 million, or 158.7%. The ICD's net loss in the first quarter of 2003 of $9.3 million was an improvement of $1.8 million from the net loss of $11.1 million in the first quarter of 2002.

For the first quarter of 2003, the LTD reported revenues of $41.5 million, Adjusted EBITDA of $25.8 million and an Adjusted EBITDA margin of 62.2%. The Adjusted EBITDA margin (1) is computed by dividing the LTD's Adjusted EBITDA of $25.8 million by the LTD's revenues of $41.5 million. This compares to revenues of $41.9 million, Adjusted EBITDA of $22.2 million and an Adjusted EBITDA margin of 53.0% in the first quarter of 2002. Adjusted EBITDA increased $3.6 million in the first quarter of 2003 from the first quarter of 2002 primarily from lower operating expenses which include the pension curtailment gain of $2.1 million. Excluding the impact of the pension curtailment, Adjusted EBITDA increased $1.5 million, or 6.7%, to $23.7 million in the first quarter of 2003, or a 57.1% Adjusted EBITDA margin, compared to $22.2 million in the first quarter of 2002, or a 53.0% Adjusted EBITDA margin. The $1.5 million increase is attributed primarily to the benefits of expense reductions from process improvements. The $0.4 million decrease in revenues is attributed primarily to a $1.3 million decrease in local service revenues in the first quarter of 2003 compared to the same period in the prior year as a result of anticipated lower network access revenues and fewer voice access lines in service. This was partially offset by a $0.9 million increase in Internet and enhanced data revenues related to an increase in DSL connections.

On a sequential basis, revenues decreased $1.4 million, or 3.2%, and Adjusted EBITDA increased $2.0 million, or 8.6%, from the fourth quarter of 2002. The decrease in revenues is primarily attributed to a $1.6 million decrease in local service revenues while the increase in Adjusted EBITDA resulted primarily from the pension curtailment gain. Excluding the impact of the pension curtailment gain, Adjusted EBITDA would have decreased approximately $0.1 million sequentially.

As of March 31, 2003, the LTD had approximately 206,240 voice access and DSL connections in service compared to approximately 209,170 connections in service at March 31, 2002, or a decrease of approximately 2,930 connections, or 1.4%. The change consisted of a decrease in voice access lines of approximately 7,390 lines offset by an increase of approximately 4,460 DSL connections. Compared to the prior year, DSL connections increased 33.1%. The LTD had approximately 188,300 voice access lines in service at March 31, 2003 compared to approximately 195,690 voice access lines in service at March 31, 2002. The decrease is primarily attributable to the weak economy, particularly in the Company's Illinois operations, and to the effect of the 3rd Infantry Division's deployment from Fort Stewart, Georgia. Approximately 85% of the decrease in voice access lines were in the Illinois and Georgia operations. In January 2003, the Company announced its estimated impact on its Georgia operations from the full troop deployment that was underway at Fort Stewart. As previously announced, the deployment is expected to result in additional voice access line losses and the full extent of the impact on the Company's operations is difficult to predict and will vary depending on, among other factors, the duration of the troop deployment. However, had the troops been fully deployed for the entire 12 months of 2002, the Company estimates that its Adjusted EBITDA would have been reduced by approximately $2.0 million and its capital expenditures would have been reduced by approximately $0.5 million.

Sequentially, voice access and DSL connections decreased by approximately 440 connections, or 0.2%, from December 31, 2002. The decrease is comprised of a decrease of approximately 1,950 voice access lines, or 1.0%, and an increase of approximately 1,510 DSL connections, or 9.2%. Of the 206,240 total connections, approximately 129,130 are residential lines, 59,170 are business lines and 17,940 are DSL connections. In addition, the LTD had approximately 93,230 long distance accounts and 26,920 dial-up Internet subscribers at March 31, 2003.

In the first quarter of 2003, the ICD reported Adjusted EBITDA of $1.1 million, an improvement of approximately $2.1 million from an Adjusted EBITDA loss of $1.0 million in the first quarter of 2002. The improvement in Adjusted EBITDA is primarily attributed to a $2.0 million decrease in operating expenses that includes a one-time, non-cash net gain of $0.6 million from a pension curtailment. The remainder of the increase came from other expense reductions. Revenues in the first quarter of 2003 were $3.6 million, a decrease of $0.4 million, or 9.1%, from the $4.0 million reported in the first quarter of 2002. The decrease is attributed primarily to a decrease in the number of voice access lines serviced in the first quarter of 2003 compared to the same period in 2002. As of March 31, 2003, the ICD had approximately 15,910 voice and 720 high speed data connections in service compared to approximately 16,400 voice and 680 high speed data connections in service at March 31, 2002. On a sequential quarter basis, the ICD's revenues decreased $0.1 million, or 2.2%, while Adjusted EBITDA increased $0.5 million, or 89.7%, primarily as a result of the pension curtailment gain.
The ICD renewed approximately 84% of its expiring contracts with customers with an average increase in monthly recurring revenues of 36.5% in the first quarter of 2003 compared to its renewal success rate in 2002 of 86% with a 32% increase in monthly recurring revenues. As of March 31, 2003, the ICD's days sales outstanding on net accounts receivable was 34 days.

J. Stephen Vanderwoude, Chairman and Chief Executive Officer, commented, "We are pleased with our first quarter financial results; however, the slow down in the economy and the deployment of troops will continue to make 2003 a challenging year for us. We intend to stay focused on marketing DSL and dial-up Internet services, long distance services and additional features and implementing efficiencies to improve our operating results."

As of March 31, 2003, the Company had approximately $37.6 million in liquidity consisting of $17.6 million in cash on hand and $20.0 million in fully available credit facilities with the Rural Telephone Finance Cooperative. Capital expenditures for the first quarter of 2003 of approximately $1.5 million are in line with our expectation of total capital expenditures of approximately $12.0 million to $13.0 million for 2003.

The Company will be conducting a conference call to discuss its 2003 first quarter financial and operating results on Friday, May 2, 2003 at 11:00 AM EDT. Those interested in listening to the call are invited to access the call via a webcast that can be linked to by going to the Company's website at www.madisonriver.net.

Madison River Communications also announced that the Company is scheduled to make a presentation at the 12th Annual Bear Stearns Credit Research Conference in New York, New York on June 4th and 5th, 2003.

(1) Non-GAAP Information

The Company believes that Adjusted EBITDA and Adjusted EBITDA margin are additional meaningful measures of operating performance. Adjusted EBITDA represents operating income (loss) before depreciation, amortization and non-cash long-term incentive plan expenses. Adjusted EBITDA margin is Adjusted EBITDA divided by total operating revenues. You should be aware that this information will be different from comparable information provided by other companies and should not be used as an alternative to the operating and other financial information as determined under accounting principles generally accepted in the United States. The computation of Adjusted EBITDA and Adjusted EBITDA margin and a reconciliation of those measures to net operating income (loss) and net operating margin can be found on the attached Condensed Consolidated Statements of Operations.

Selected Financial Results and Operating Data

Selected historical financial and operating results for the first quarter ended March 31, 2003 and 2002 were (dollars in millions):


                                           First Quarter Ended
                                         ------------------------
                                         March 31,      March 31,
                                           2003           2002
                                         ---------      ---------
Selected Financial Results:
---------------------------
    Net revenues                          $  45.1        $  45.9
      LTD                                    41.5           41.9
      ICD                                     3.6            4.0

    Operating expenses                       32.7           37.1
      LTD                                    26.5           28.9
      ICD                                     6.2            8.2

    Operating income (loss)                  12.4            8.8
      LTD                                    15.0           13.0
      ICD                                    (2.6)          (4.2)

    Adjusted EBITDA                          26.9           21.2
      LTD                                    25.8           22.2
      ICD                                     1.1           (1.0)

    Net income (loss):                    $  (2.4)       $  (8.4)
      LTD                                     6.9            2.7
      ICD                                    (9.3)         (11.1)

    Cash and cash equivalents             $  17.6        $  14.5
    Net telephone plant and equipment       348.8          388.2
    Total assets                            824.5          876.8
    Long-term debt                          654.9          679.1
    Redeemable minority interest              5.0           47.1
    Member's interest                       251.3          211.6
    Accumulated deficit                    (196.0)        (162.6)
    Accumulated other comprehensive loss     (0.1)          (0.7)



Selected Operating Data:
------------------------
    Total connections in service           222,868        226,250
      LTD:
        Voice access lines                 188,305        195,692
        DSL connections                     17,935         13,479
      ICD:
        Voice access lines                  15,911         16,395
        High speed access connections          717            683

    Fiber transport (in actual $ (a))     $ 204,000      $ 240,000
    Network operations centers                 1              1
    Employees                                 649            756

(a)  Dollar amounts represent monthly recurring revenues.

Forward-Looking Statements
--------------------------
The statements, other than statements of historical fact, included in this press release are forward-looking statements. Forward-looking statements generally can be identified by the use of forward-looking terminology such as ''may,'' ''will,'' ''expect,'' ''intend,'' ''estimate,'' ''anticipate,'' ''plan,'' ''seek'' or ''believe.'' We believe that the expectations reflected in such forward-looking statements are accurate. However, we cannot assure you that such expectations will occur. Our actual future performance could differ materially from such statements. Factors that could cause or contribute to such differences include, but are not limited to, the following:

  *  competition in the telecommunications industry;
  * the passage of legislation or regulations or court decisions adversely affecting the telecommunications industry;
  *  our ability to repay our outstanding indebtedness;
  * our ability to raise additional capital on acceptable terms and on a timely basis; and
  *  the advent of new technology.

For more information, see the "Risk Factors" section beginning on page 16 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (File No. 333-36804) filed with the Securities and Exchange Commission.

You should not unduly rely on these forward-looking statements, which speak only as of the date of this press release. Except as required by law, we are not obligated to publicly release any revisions to these forward-looking statements to reflect events or circumstances occurring after the date of this press release or to reflect the occurrence of unanticipated events.


Madison River Capital, LLC operates as Madison River Communications and is a wholly owned subsidiary of Madison River Telephone Company, LLC. Madison River Communications operates and enhances rural telephone companies and uses advanced technology to provide competitive communications services in its edge-out markets. Madison River Telephone Company, LLC is owned by affiliates of Madison Dearborn Partners Inc., Goldman, Sachs & Co. and Providence Equity Partners, the former shareholders of Coastal Utilities, Inc. and members of management.

                          MADISON RIVER CAPITAL, LLC
                Condensed Consolidated Statements of Operations
                       Three Months Ended March 31, 2003
                            (Dollars in thousands)

                                                         LTD            ICD       Consolidated
                                                     -----------------------------------------
Operating revenues:
  Local service                                      $   30,934     $    2,052     $   32,986
  Long distance service                                   3,814            326          4,140
  Internet and enhanced data                              3,814            526          4,340
  Transport service                                        -               666            666
  Miscellaneous telecommunications
    service and equipment                                 2,977             31          3,008
                                                       --------        -------       --------
Total operating revenues                                 41,539          3,601         45,140
                                                       --------        -------       --------

Operating expenses:
  Cost of services                                        9,163          1,873         11,036
  Depreciation and amortization                           8,716          3,638         12,354
  Selling, general and administrative expenses            8,629            665          9,294
                                                       --------        -------       --------
Total operating expenses                                 26,508          6,176         32,684
                                                       --------        -------       --------

Net operating income (loss)                              15,031         (2,575)        12,456

Interest expense                                         (8,982)        (6,687)       (15,669)
Other income (expense), net                                 540            (40)           500
                                                       --------        -------       --------

Income (loss) before income taxes
  and minority interest expense                           6,589         (9,302)        (2,713)
Income tax expense                                          346           -               346
                                                       --------        -------       --------

Net income (loss)                                    $    6,935     $   (9,302)    $   (2,367)
                                                       ========        =======       ========

Reconciliation of Non-GAAP Measures to Most Directly Comparable GAAP
Measures:

For the first quarter ended March 31, 2003:

                                                      LTD                  ICD        Consolidated
                                            ----------------------    -----------     ------------
                                                          Adjusted
                                             Adjusted      EBITDA       Adjusted        Adjusted
                                              EBITDA       Margin        EBITDA          EBITDA
                                            ----------     ------      ----------      ----------
Net operating income (loss)                 $   15,031      36.2%      $  (2,575)      $  12,456
Depreciation and amortization                    8,716      21.0%          3,638          12,354
                                             ---------     ------       --------        --------
  EBITDA                                        23,747      57.2%          1,063          24,810
Adjustment:
Non-cash long-term incentive plan expenses       2,110       5.1%             22           2,132
                                             ---------     ------       --------        --------
  Adjusted EBITDA                           $   25,857      62.3%      $   1,085       $  26,942
                                             =========     ======       ========        ========

For the first quarter ended March 31, 2002:

                                                      LTD                  ICD        Consolidated
                                            ----------------------    -----------     ------------
                                                          Adjusted
                                             Adjusted      EBITDA       Adjusted        Adjusted
                                              EBITDA       Margin        EBITDA          EBITDA
                                            ----------     ------      ----------      ----------
Net operating income (loss)                 $   13,043      31.1%      $  (4,169)      $   8,874
Depreciation and amortization                    8,872      21.1%          3,437          12,309
                                             ---------     ------       --------        --------
  EBITDA                                        21,915      52.2%           (732)         21,183
Adjustment:
Non-cash long-term incentive plan expenses         308       0.8%           (248)             60
                                             ---------     ------       --------        --------
  Adjusted EBITDA                           $   22,223      53.0%      $    (980)      $  21,243
                                             =========     ======       ========        ========